Exhibit 24(b)(8.115)
AMENDMENT No. 1 TO SERVICE AGREEMENT

BY AND AMONG

AETNA LIFE INSURANCE AND ANNUITY COMPANY,

AETNA INVESTMENT SERVICES, INC.

AND

MFS FUND DISTRIBUTORS, INC.

            This Amendment No. 1, dated as of June 24, 1998, by and among AETNA INVESTMENT SERVICES, INC. (“AISI”), AETNA INVESTMENT SERVICES, INC. (“ALIAC”) and MFS FUND DISTRIBUTORS, INC. (“MFS”) to the Service Agreement, dated as of April 1, 1998, by and among AISI, ALIAC and MFS (the “Agreement”).

            WHEREAS, the parties to the Agreement wish to amend the Agreement to change the amount of administrative service fees paid by MFS to ALIAC with respect to the average daily net assets invested in certain of the Funds;

            NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.      The following new paragraph is added to the end of Section 5(b) of the Agreement:

“The applicable per annum rate for each of the following Funds shall be:

Fund                                                    Applicable Per Annum Rate
MFS Capital Opportunities Fund           ___%
MFS Emerging Growth Fund                ___%
MFS Research Fund                              ___%
MFS Total Return Fund                                    ___%
Massachusetts Investors Trust               ___%”

            Except as expressly amended and supplemented hereby, the Agreement shall continue in full force and effect and unamended.

            IN WITNESS WHEREOF, each of the parties hereto have executed this Amendment No. 1 as of the date first above written.

AETNA LIFE INSURANCE AND ANNUITY COMPANY

By:       /s/ Laurie M. LeBlanc

Title:    Vice President

AETNA INVESTMENT SERVICES, INC.

By:       /s/ Laurie M. LeBlanc (for Shaun Mathews, pursuant to
                        Sr. Vice President delegation of authority)
Title:
                        Shaun Mathews

MFS FUND DISTRIBUTORS, INC.

By:       /s/ William W. Scott, Jr.
      William W. Scott, Jr.
      President

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